EXHIBIT 99.1

Home Federal Bancorp, Inc. of Louisiana

624 Market Street
Shreveport, Louisiana  71101

FOR IMMEDIATE RELEASE:

CONTACT:
Daniel R. Herndon, Chief Executive Officer
Clyde D. Patterson, Executive Vice President
Home Federal Bancorp, Inc. of Louisiana
(318) 222-1145

Home Federal Bancorp, Inc. of Louisiana Reports Net Earnings For the Quarter Ended September 30, 2008.

Shreveport, Louisiana – October 28, 2008 - Home Federal Bancorp, Inc. of Louisiana (the “Company”) (OTC BB: HFBL), the “mid-tier” holding company of Home Federal Savings and Loan Association (the “Association”), reported net earnings for the three months ended September 30, 2008 of $109,000 as compared to $112,000 for the three months ended September 30, 2007.  Earnings per diluted share were $0.03 for the first quarter ended September 30, 2008, compared to $0.03 per diluted share for the quarter ended September 30, 2007.

The decrease in net earnings for the three months ended September 30, 2008 compared to the same period in 2007 was primarily due to a $119,000, or 18.9%, increase in non-interest expense. This was partially offset by a $109,000, or 14.3%, increase in net interest income and a $5,000, or 13.2%, increase in non-interest income for the quarter ended September 30, 2008, compared to the same period in 2007.  The increase in non-interest expense was primarily due to the recognition of an additional $132,000 of conversion and merger expense in the quarter ended September 30, 2008.  On August 11, 2008, the Board of Directors of Home Federal Bancorp, Inc. of Louisiana terminated the stock offering in connection with the conversion of Home Federal Mutual Holding Company of Louisiana and the acquisition of a local financial institution that was contingent on the completion of the offering.  The increase in net interest income was primarily attributable to a decrease in the Company’s cost of funds for the quarter.

At September 30, 2008, Home Federal Bancorp, Inc. of Louisiana reported total assets of $141.0 million, an increase of $3.3 million, or 2.4%, compared to total assets of $137.7 million at June 30, 2008.  The increase in total assets was due to an increase in investment securities of $4.7 million, or 4.8%.  This increase was partially offset by decreases in other assets of $1.1 million, or 33.1%, cash and cash equivalents of $245,000, or 3.3%, and loans receivable of $100,000, or 0.3%.  The decrease in other assets primarily consisted of a decrease in the Company’s deferred tax asset of $1.0 million, or 61.4%.  This is a result of an increase in the fair value of the Company’s securities available for sale which reduced the deferred tax asset associated with the unrealized loss on securities available for sale.  Total liabilities at September 30, 2008 were $111.1 million, an increase of $1.3 million, or 1.1%, compared to total liabilities of $109.8 million at June 30, 2008.  The increase in total liabilities was due to an increase in advances from the Federal Home Loan Bank of Dallas of $5.0 million, or 18.6%.  This increase was partially offset by decreases in other liabilities of $3.6 million, or 78.5%, and deposits of $119,000, or 0.2%.  Advances from the Federal Home Loan Bank were primarily invested in mortgage-backed securities.  The decrease in other liabilities was primarily due to the refund of the stock purchase deposits which had been held in escrow as of June 30, 2008 and were subsequently returned to subscribers after the offering terminated.

Stockholders' equity increased $2.1 million to $29.9 million, or 21.2% of total assets at September 30, 2008, compared to $27.9 million, or 20.2% of total assets at June 30, 2008.  The increase in stockholders’ equity is due primarily to the change in the Company’s accumulated other comprehensive loss, decreasing from a balance of ($2.6 million) at June 30, 2008 to a balance of ($713,000) at September 30, 2008.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana.  The Company's Internet address is http://www. homefederalbancorp.com.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Home Federal Bancorp, Inc. of Louisiana.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.homefederalbancorp.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

ASSETS	September 30, 2008	June 30, 2008
	(Unaudited)	(Audited)

Cash and cash equivalents	$7,118	$7,363
Investment securities	102,738	98,012
Loans receivable	29,015	29,115
Other assets	2,158	3,225

Total assets	$141,029	$137,715

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$78,240	$78,359
Advances from the Federal Home Loan Bank of Dallas	31,867	26,876
Other liabilities	990	4,606

Total liabilities	111,097	109,841

Stockholders’ equity	29,932	27,872

Total liabilities and stockholders’ equity	$141,029	$137,715

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
	Three months ended September 30,
	2008	2007
	(Unaudited)

Total interest income	$1,850	$ 1,727
Total interest expense	980	966
Net interest income	870	761
Provision for loan losses	-	-
Net interest income after provision for loan losses	870	761
Non-interest income	43	38
Non-interest expense	748	629
Income before income taxes	165	170
Income taxes	56	58

NET INCOME	$109	$ 112

EARNINGS PER SHARE
Basic	$0.03	$ 0.03
Diluted	$0.03	$ 0.03